Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statement No. 333-115772, Post-Effective Amendment No. 2 to Registration Statement No. 333-74162 and Registration Statement No. 333-89154 on Form S-8 of our reports dated March 14, 2006, relating to the consolidated financial statements and financial statement schedules of Advance Auto Parts, Inc. and subsidiaries and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Advance Auto Parts, Inc. and subsidiaries for the year ended December 31, 2005.

/s/ DELOITTE & TOUCHE LLP

McLean, Virginia
March 14, 2006